AGREEMENT FOR PURCHASE AND SALE OF ASSETS


                                OF


                      BODINE-ROBINSON, INC.


                           BY AND AMONG


               ALEXANDER CITY CASTING COMPANY, INC.

                       INTERMET CORPORATION

                      BODINE-ROBINSON, INC.

                     JOSEPH H. ROBINSON, JR.

                               AND

                      ROBINSON FOUNDRY, INC.




                        November 15, 1995





                        TABLE OF CONTENTS*

                                                                          Page


1. PURCHASE AND SALE OF ASSETS  ........................................... 1

   1.1 Purchase and Sale .................................................. 2

   1.2 Excluded Assets  ................................................... 3

   1.3 Purchase Price; Post Closing Adjustment  ........................... 3

   1.4 Physical Inventory ................................................. 4

   1.5 Assumption of Certain Liabilities  ................................. 4

   1.6 Obligations Not Assumed  ........................................... 5

   1.7 Sales Taxes  ....................................................... 6

   1.8 Proration  ......................................................... 6

   1.9 Allocation ......................................................... 6

   1.10 Closing  .......................................................... 6

   1.11 Transactions and Documents at Closing ............................. 7


2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER .................... 8

  2.1 Organization and Authority .......................................... 8

  2.2 Ownership of Shares; Subsidiaries ................................... 8

  2.3 Authority; Inconsistent Obligations ................................. 8

  2.4 Consents ............................................................ 9

  2.5 No Violation; Compliance with Laws .................................. 9

  2.6 Possession of Franchises, Licenses, Etc. ............................ 9

  2.7 Financial Statements ................................................ 9

  2.8 Liabilities  ........................................................10

----------------------------------

     *This Table of Contents does not constitute a part of this Agreement.

  2.9 Title to Properties ...............................................  10

  2.10 Inventories ......................................................  10

  2.11 Products Liability ...............................................  11

  2.12 Returns and Consignments  ........................................  11

  2.13 Personal Property ................................................  12

  2.14 Real Property ....................................................  13

  2.15 Authority to Conduct Business and Intellectual Property Rights....  16

  2.16 Contracts ........................................................  16

  2.17 Insurance ........................................................  16

  2.18 Customers and Suppliers ..........................................  17

  2.19 Contingencies ....................................................  17

  2.20 Taxes ............................................................  17

  2.21 Employment and Labor Matters  ....................................  18

  2.22 Employee Benefit Matters  ........................................  19

  2.23 Environmental Matters ............................................  20

  2.24 Absence of Certain Business Practices ............................  22

  2.25 Agreements and Transactions with Related Parties  ................  22

  2.26 Absence of Changes  ..............................................  22

  2.27 No Defaults ......................................................  24

  2.28 Solvency  ........................................................  24

  2.29 Full Disclosure ..................................................  24

A. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER  ............  25

  2A.1 Authority ........................................................  25

  2A.2 Ownership of Shares; Subsidiaries ................................  25

  2A.3 Full Disclosure ..................................................  25

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT ...............  26

  3.1 Organization ......................................................  26

  3.2 Authorization; No Inconsistent Agreements .........................  26

  3.3 Capitalization ....................................................  26

  3.4 SEC Filings  ......................................................  26

  3.5 Full Disclosure  ..................................................  28


4. ADDITIONAL AGREEMENTS  ...............................................  28

  4.1 Effect of Access and Inspection  ..................................  28

  4.2 Expenses ..........................................................  28

  4.3 Brokers  ..........................................................  28

  4.4 Publicity  ........................................................  28

  4.5 Satisfaction of Certain Indebtedness ..............................  29

  4.6 Employees  ........................................................  29

  4.7 Confidentiality of Lost Foam Technology  ..........................  29

  4.8 No Bulk Sales Compliance ..........................................  30

  4.9 Employee Benefits Matters  ........................................  30


5. INDEMNITIES  .........................................................  30

  5.1 Indemnification of Purchaser and Parent by Seller and RFI .........  30

  5.2 Indemnification of Purchaser and Parent by Shareholder ............  31

  5.3 Indemnification of Seller and Shareholder  ........................  31

  5.4 Payment  ..........................................................  32

  5.5 Defense of Claims  ................................................  32

  5.6 Threshold and Limit of Liability  .................................  33

  5.7 Indemnification Procedures ........................................  34

  5.8 Contractual Right of Offset  ......................................  35

6 SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS  ..................... 36

  6.1 Survival .......................................................... 36


7. POWER-OF-ATTORNEY  ................................................... 36

  7.1 Appointment of Agent .............................................. 36

  7.2 Liability of Agent ................................................ 37

  7.3 Irrevocable; Binding on Successors, Etc. .......................... 37

8. MISCELLANEOUS  ....................................................... 38

  8.1 Notices  .......................................................... 38

  8.2 Counterparts ...................................................... 39

  8.3 Entire Agreement .................................................. 39

  8.4 Governing Law  .................................................... 39

  8.5 Dispute Resolution ................................................ 39

  8.6 Successors and Assigns ............................................ 40

  8.7 Partial Invalidity and Severability  .............................. 40

  8.8 Waiver ............................................................ 40

  8.9 Headings .......................................................... 40

  8.10 Number and Gender ................................................ 41

  8.11 Time of Performance .............................................. 41


9. CERTAIN DEFINITIONS; INDEX OF DEFINITIONS  ........................... 41

 9.1 Certain Definitions  ............................................... 41

 9.2 Index to Definitions   ............................................. 45

                AGREEMENT FOR PURCHASE AND SALE OF
                            ASSETS OF
                      BODINE-ROBINSON, INC.


     THIS AGREEMENT is made and entered into as of the 15th day of November, 1995, by and among INTERMET CORPORATION, a Georgia corporation ("Parent"); ALEXANDER CITY CASTING COMPANY, INC., an Alabama corporation ("Purchaser"); BODINE-ROBINSON, INC., an Alabama corporation ("Seller"); JOSEPH H. ROBINSON, JR., an individual resident of the State of Alabama ("Shareholder"); and ROBINSON FOUNDRY, INC., an Alabama corporation ("RFI").

                          RECITALS:

     A. Seller is engaged in the manufacture, sale and distribution of aluminum castings by the lost foam process
("Seller's Business").

     B. Upon the terms and subject to the conditions contained in this Agreement, Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of the assets of Seller which are used, usable or useful in the conduct and operation of Seller's Business, other than the Excluded Assets.

     C. Parent is the sole record and beneficial shareholder of Purchaser and a portion of the consideration to be paid to Seller hereunder consists of shares of the common stock of Parent.

     D. Shareholder is the majority shareholder of Seller and RFI and entering into certain representations, warranties, covenants, agreements and indemnities contained herein as a material and essential inducement to Purchaser entering into this Agreement.

     E. RFI is entering into certain representations, warranties, covenants, agreements and indemnities contained herein as a material and essential inducement to Purchaser entering into this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            AGREEMENT:

1.   PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale. Subject to the terms and conditions contained herein and except as otherwise provided in Paragraph

1.2, Seller agrees to sell, transfer, convey and assign to Purchaser, and Purchaser agrees to purchase and acquire from Seller, on the Closing Date (such term and other capitalized terms used herein being defined in this Agreement in either Paragraph 9.1 or at the places indicated in Paragraph 9.2), all of Seller's right, title and interest in and to all of the assets and properties of Seller which are used, useable or useful in Seller's Business (all of such assets and properties (excluding the Excluded Assets) being referred to collectively as the "Transferred Assets"), including without limitation, the following:

          (a) all that certain lot, tract or parcel of real estate more particularly described on Schedule 1.1(a) attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto, including, without limitation, all of Seller's right, title and interest in and to the land underlying and the air space overlying any public or private ways or streets crossing or abutting said real estate (the "Owned Real Property");

          (b) all of Seller's machinery, parts, toolings, dies, jigs, molds, supplies, laboratory and testing equipment, equipment, computers, software, tools, vehicles, furniture, office equipment and other tangible personal property, including without limitation, all of such assets described and identified in Schedule 1.1(b);

          (c) all of Seller's right, title and interest in and to all real property leased from third parties and identified in
Schedule 1.1(c) and all of Seller's right, title and interest in and to all structures, improvements, buildings, leasehold improvements and fixtures situated on, affixed to or appurtenant to such leased real property, together with all of Seller s right, title and interest in and to all easements, rights of way, licenses and other interests therein (collectively, the "Leased Real Property");

          (d) all of Seller's saleable and useable inventories of raw materials, work-in-process (whether on hand or in transit from suppliers), and finished goods or products, in existence at the close of business on the day immediately preceding the Closing Date, other than obsolete inventory (collectively, the "Inventories");

          (e) all of Seller's business, proprietary and confidential information, including without limitation: (i) the Lost Foam Technology; (ii) trade secrets, capabilities, technical information, know-how, process technology, designs, processes, procedures, algorithms, discoveries, patents, patent applications, copyrights, copyright applications, blueprints, engineering data, patterns, bills of materials, and drawings and specifications, and all improvements thereof, (iii) all data, files, books and records, customer lists, vendor lists, parts lists and order information, (iv) all of Seller's certifications and approvals issued or granted to Seller by Seller's customers, but only to the extent transferable, and (v) all of Seller's other information and intangible property rights relating to the operation of the Transferred Assets or Seller's Business;

          (f) to the extent transferable, all of Seller's trademarks, service marks and trade names (which shall not include Seller's corporate name), all registrations and pending applications therefor, and all goodwill associated therewith;

          (g) all of Seller's right, title and interest in, to and under the purchase orders, customer orders, contracts, leases, permits, authorizations, licenses and agreements which relate to Seller's Business and which are identified on Schedule 1.1(g) and which remain unfilled, open or incomplete at the Closing Date (collectively, the "Assigned Contracts"); and

          (h) all warranties and guaranties by third parties and all purchase discounts, in each case relating to Seller's
Business or the Transferred Assets.

     1.2  Excluded Assets.  Notwithstanding anything in this
Agreement to the contrary, the Transferred Assets shall not include the assets and properties described in Schedule 1.2 (the
"Excluded Assets").

     1.3 Purchase Price; Post Closing Adjustment. (a) Subject to Paragraphs 1.3(b) and 1.8, the purchase price for the Transferred
Assets (the "Purchase Price") shall be an amount equal to:

               (i)  $1,985,450, plus

               (ii) the estimated amount of the Inventory
     Component subject to post-closing adjustment as herein provided.

     (b) For purposes of determining the Purchase Price payable at the Closing, Seller and Purchaser shall estimate the value of the Inventories as follows: (i) raw materials (which shall for this purpose include molten aluminum) shall be valued at their aggregate direct cost plus associated inbound freight, (ii) work-in-process, if any, shall be valued at sixty-seven percent (67%) of their respective direct selling prices (net of freight), and
(iii) finished goods shall be valued at eighty-five percent (85%) of their respective direct selling prices (net of freight), as reflected in the books of account and records and purchase orders or contracts of Seller, as appropriate (as so estimated, the "Estimated Amount"). For purposes of finally determining the Inventory Component, the Estimated Amount will be adjusted in accordance with the provisions of Paragraph 1.3(c).

     (c) Within 10 days after the Closing Date, Purchaser and Seller shall in good faith jointly endeavor to determine the actual value of the Inventory as reflected on the Inventory Quantity Schedule, all of which shall be valued at cost for raw materials and for all other inventory as historically priced in the audited annual financial statements of Seller using GAAP. If Purchaser and Seller agree on such valuation, they shall execute an inventory component adjustment schedule that shall be final and binding on the parties. If the inventory component adjustment schedule reflects a valuation in excess of the Estimated Amount, Purchaser shall promptly pay over to Seller in immediately available funds the amount by which the actual valuation of the Inventory exceeds the Estimated Amount. If the inventory component adjustment schedule reflects a valuation lower than the Estimated Amount, Seller shall promptly pay over to Purchaser in immediately available funds the amount by which the Estimated Amount exceeds the actual valuation of the Inventory.

     (d) If Purchaser and Seller cannot agree on the inventory component adjustment schedule within such 10-day period, then those aspects as to which they cannot agree shall be submitted to Jackson, Thornton & Company, Montgomery, Alabama, independent certified public accountants (the "Arbiter"), who shall resolve the dispute and make a final written determination thereof which shall be binding and conclusive on the parties. The costs of such determination by the Arbiter shall be borne equally by Seller and Purchaser.

     (e) The value of the Inventories as so determined pursuant to Paragraphs 1.3(c) and 1.3(d) is referred to herein as the "Inventory Component".

     1.4 Physical Inventory. Representatives of Purchaser and Seller have, prior to the date hereof, jointly conducted and completed a physical inventory of the Inventories. The quantity of Inventories counted in the physical inventory has been compiled into a schedule (the "Inventory Quantity Schedule") which has been signed by Representatives of Purchaser and Seller, and such Inventory Quantity Schedule is final and binding on the parties.

     1.5 Assumption of Certain Liabilities. (a) Purchaser agrees to assume, as at the Closing Date, and to pay or perform, in accordance with their terms, each of the following obligations of Seller (collectively, the "Assumed Liabilities"):

               (i) Seller's accrued obligations for current year vacation and holiday pay as of the Closing Date as listed on
     Schedule 1.5(a)(i), but only in respect of those employees who accept employment with Purchaser immediately following the Closing;

               (ii) all obligations under the Assigned Contracts
     (but specifically excluding any obligation or liability arising from any default or non-performance by Seller prior to the Closing Date); and

               (iii)     those obligations of Seller to be
     prorated pursuant to Paragraph 1.8 for which Purchaser is given a credit against the Purchase Price.

          (b) Nothing contained in this Paragraph 1.5 or in any instrument of assumption executed by Purchaser at the Closing shall be deemed to release or relieve Seller or Shareholder from their respective representations, warranties, covenants, agreements and indemnities contained in this Agreement or any certificate, schedule, instrument, document or agreement executed pursuant hereto or in connection herewith, including without limitation, the obligations of Seller and Shareholder to provide indemnification in accordance with the provisions of Article 5. Notwithstanding such assumption, nothing contained herein or in any instrument of assumption shall prohibit Purchaser from contesting, in good faith and at the expense of Purchaser, the amount, validity or enforceability of any of the Assumed Liabilities.

     1.6 Obligations Not Assumed. Except for the Assumed Liabilities, Purchaser shall not assume or be liable or responsible for any obligation or liability of Seller or Shareholder of any kind or nature whatsoever. Except for the Assumed Liabilities, Seller, and Shareholder shall cause Seller to, pay, satisfy and perform all of its obligations, whether fixed, contingent, known or unknown and whether existing as of the Closing Date or arising thereafter, or which may affect in any way the Transferred Assets or Seller's Business. Without limiting the generality of the foregoing, under no circumstances shall Purchaser be deemed to assume any liability or obligation of Seller or Shareholder for (a) any actual or alleged tortious conduct of Seller or any of its employees or agents, any product liability claim relating to products cast (regardless of whether Seller shall have removed the gating from such casting) or services rendered by Seller, any claim for breach of warranty or contract by Seller with respect to any products cast (regardless of whether Seller shall have removed the gating from such casting) or services rendered by Seller, any claim predicated on strict liability or any similar legal theory with respect to any products cast (regardless of whether Seller shall have removed the gating from such casting) or services rendered by Seller, or any other Action relating to Seller's Business, (b) Seller s violation of any Law in effect prior to the Closing Date, including without limitation, Seller's violation of or any failure to comply with any Environmental Law or any liability arising from or in connection with the possession, use, ownership, handling or disposal of any Hazardous Material, (c) any business or business activities of Seller which are not part of Seller's Business, (d) any indebtedness for borrowed money or capitalized lease or purchase money obligations, including, without limitation, any Company Indebtedness, other than as specifically set forth herein respecting the Assigned Contracts,
(e) any liability or obligation arising out of the operation of Seller's Business on or prior to the Closing Date relating to present or past employees of Seller's Business, including without limitation, liability for wages, compensation, overtime, or any employee benefit liability or obligation not expressly assumed by Purchaser, any liability or obligation of Seller arising from a violation of any employment discrimination or other Law by Seller on or prior to the Closing Date for the protection or benefit of employees, any severance or bonus obligation of Seller relating to the transactions contemplated herein or caused by Purchaser's failure to employ, or offer to employ, any Person, or any workers' compensation claims or liabilities in respect to incidents which occur on or prior to the Closing Date, (f) any liability arising under any Plans of Seller, (g) any liability or obligation of Seller to any of its shareholders, (h) any liability of Seller or Shareholder for expenses or Taxes, if any, in connection with, resulting from or arising out of this Agreement or the transactions contemplated hereby (other than for certain transaction taxes which shall be dealt with as provided for in Paragraph 1.7), (i) any liability of Seller or its shareholders for any Taxes of any kind or character, (j) any liability of Seller or any its shareholders under or arising by reason of this Agreement or the transactions contemplated by this Agreement except with respect to payments or performance due for any rights or assets whatsoever to which Purchaser shall be entitled under any Assigned Contracts, or (k) any liability or obligation arising out of or relating to the Excluded Assets. Notwithstanding any other provision of this Agreement, the obligations of Seller pursuant to this Paragraph 1.6 shall survive the Closing and consummation of the transactions contemplated by this Agreement.

     1.7 Sales Taxes. Purchaser shall be responsible for the payment of any and all sales, use, excise, transfer, value added and similar taxes and transfer or recording fees imposed by any Government in any jurisdiction in connection with the transactions contemplated herein.

     1.8 Proration. There shall be prorated between Purchaser and Seller as of the close of business on the Closing Date the following accrued or prepaid items relating to Seller's Business:
(a) ad valorem and similar taxes, with respect to the Transferred Assets, (b) rents, royalties, and other payments due under the Assigned Contracts, (c) charges for utilities serving the Leased Real Property, and (d) license fees relating to any of the Transferred Assets (but only in respect of transferable licenses actually assumed by Purchaser). The cash portion of the Purchase Price to be paid hereunder shall be appropriately decreased by the pro rata amount of any such items which are accrued but unpaid at the Closing Date, and the cash portion of the Purchase Price shall be appropriately increased by the pro rata amount of any such items which have been prepaid by Seller as of the Closing.

     1.9 Allocation. The Purchase Price shall be allocated among the Transferred Assets in accordance with Schedule 1.9 hereto and the Evaluation Summary, dated September 5-6, 1995, issued by AccuVal Associates, Incorporated, all in conformity with Section 1060(b) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations promulgated thereunder. Purchaser, Seller and Shareholder agree to cooperate in filing all information required by Section 1060(b) of the Internal Revenue Code and the regulations there-under, and to take no position on or with respect to any income tax return, report or filing (including without limitation amendments thereto) inconsistent with such allocation.

     1.10 Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") are taking place on the date hereof and concurrently with the execution and delivery of this Agreement at the offices of Kilpatrick & Cody, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia (the "Closing Date"). The transactions provided for in this Agreement are effective as of the opening of business on the Closing Date.

     1.11 Transactions and Documents at Closing.

          (a)  At the Closing:

               (i) Seller shall convey to Purchaser all of the Transferred Assets, free and clear of any and all Liens except the lessor's interest in the IDB Lease, and in furtherance thereof has delivered to Purchaser (x) an Assignment and Bill of Sale in the form of Exhibit A with respect to the Transferred Assets other than the Owned Real Property, (y) a General Warranty Deed in the form of Exhibit B with respect to the Owned Real Property, and (z) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance and certificates as Purchaser and its legal counsel shall reasonably request;

               (ii) upon such delivery by Seller, Purchaser shall pay the cash portion of the Purchase Price (i) first, by wire transfer to Lenders of immediately available funds in an amount sufficient to pay all Company Indebtedness due to Lenders (but only to the extent that Seller has not otherwise satisfied the Company Indebtedness and provided evidence thereof satisfactory to Purchaser), and (ii) the excess, if any, next by paying the remaining portion thereof by wire transfer of immediately available funds to a bank account in the continental United States as advised in writing by Seller to Purchaser; and

               (iii)     Purchaser shall assume the Assumed
     Liabilities by delivering to Seller an Instrument of Assumption in the form of Exhibit C.

          (b) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective.

          (c) Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, convey-ances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its transferees, successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Transferred Assets or the Assumed Liabilities, or otherwise to satisfy and perform the obligations of the parties hereunder.

2.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

     To induce Purchaser and Parent to enter into this Agreement and to induce Purchaser to purchase the Transferred Assets, Seller represents and warrants to, and covenants and agrees with, Purchaser and Parent as follows:

     2.1 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Seller's principal office and its places of business are at the locations specified in Schedule
2.1. Seller has all requisite corporate power and authority and is entitled to own or lease the Transferred Assets and to carry on Seller's Business as and in all places where such business is now conducted and such properties are owned or leased. Seller is duly authorized, licensed, qualified or domesticated as a foreign corporation in the jurisdictions listed in Schedule 2.1, which are all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such authorization, license, qualification or domestication necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Seller. Schedule 2.1 lists (i) all locations where any Transferred Assets are located, or where Seller has an office or place of business or maintains any Inventory, and (ii) all names under which Seller or its predecessors have operated during the past five years, if different from its present corporate name.

     2.2 Ownership of Shares; Subsidiaries. Those persons listed in Schedule 2.2 are the record and beneficial owners of all of the issued and outstanding capital stock of Seller. There are no outstanding securities convertible into the capital stock or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any Actions relating to, the capital stock of Seller. Seller does not have any ownership interest, direct or indirect, and has no commitment to purchase or otherwise acquire any ownership interest, direct or indirect, in any other Person.

     2.3 Authority; Inconsistent Obligations. (a) Seller has the full right, power and authority to execute and deliver and to perform and comply with this Agreement and each other agreement, document and instrument contemplated hereby, in each case in accordance with their respective terms. All proceedings and actions required to be taken by Seller to authorize the execution, delivery, and performance of this Agreement have been properly taken. This Agreement has been duly and validly executed and delivered on behalf of Seller by its duly authorized officers. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms.

          (b) Except as disclosed in Schedule 2.3(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in a violation or breach of, or constitute a default under (a) the Articles of Incorporation or By-Laws of Seller, (b) any material term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document, (c) any material Law, or (d) any other material commitment or restriction, to which Seller is a party or by which it or any of the Transferred Assets is subject or bound; nor will such actions result in (i) the creation of any Lien on any of the Transferred Assets, (ii) the acceleration or creation of any material obligation of Seller, or
(iii) the forfeiture of any material right or privilege of Seller.

     2.4 Consents. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement (a) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in Schedule 2.4, (b) do not require the consent or approval of any of Seller's shareholders or Seller's board of directors, except such as have been obtained, and (c) do not impose any other term, condition or restriction on Purchaser or the Transferred Assets pursuant to any business combination, takeover or other similar Law.

     2.5 No Violation; Compliance with Laws. Seller is not in default under or in violation of its Articles of Incorporation or By-Laws. Seller has complied in all material respects with all Laws applicable to Seller's Business and/or the Transferred Assets, the failure to comply with which may have a materially adverse effect on the Transferred Assets or Seller's Business. Except as specified in Schedule 2.23, Seller has not received any notification of any asserted present or past failure by Seller to comply with any such Laws.

     2.6  Possession of Franchises, Licenses, Etc.   Except as
specified in Schedule 2.6, Seller possesses all franchises, certificates, licenses, permits and other authorizations from Governments, that are necessary for the ownership, maintenance and operation of its properties, assets and business, and Seller is not in violation of any thereof the failure to comply with which may have a material adverse effect on the Transferred Assets or Seller's Business.

     2.7 Financial Statements. Prior to the date hereof, Seller has delivered to Purchaser copies of Seller's predecessor s Audited Balance Sheets as at December 31, 1994, and September 30, 1993, and related Audited Statements of Income for the fiscal years then ended, together with the audit opinion thereon of Wilson, Price, Barranco & Billingsley, independent certified public accountants. Except as disclosed in Schedule 2.7, all of such financial statements (including any related notes and schedules thereto) (the "Audited Financial Statements") are true and correct and have been prepared in accordance with GAAP consistently applied and present fairly the financial condition of Seller predecessor's as at the respective dates thereof and the results of its operations for the respective periods then ended. Seller has also delivered to Purchaser copies of Seller's unaudited Balance Sheet as at August 31, 1995 (the "Unaudited Balance Sheet"), and unaudited Statement of Income for the eight-month period then ended (such unaudited Statement of Income, together with the Unaudited Balance Sheet, being collectively referred to as the "Unaudited Financial Statements"). Except as disclosed in Schedule 2.7, the Unaudited Financial Statements (including any related notes and schedules thereto) are true and correct, have been prepared from the books and records of Seller in accordance with GAAP consistently applied, and present fairly the financial condition of Seller as at the date thereof and the results of its operations for the eight-month period then ended subject only to reasonable and customary year end audit adjustments.

     2.8 Liabilities. Seller does not have any material debt, liability or obligation of any kind, whether accrued, absolute, known or unknown, contingent or otherwise, except (i) those reflected on the audited Balance Sheet of Seller's predecessor as at December 31, 1994 (the "Audited Balance Sheet"), (ii) current liabilities of Seller incurred in the regular and ordinary course of business consistent with Seller's and Seller's predecessor's past practices in connection with the purchase of goods and services since December 31, 1994 (the "Reference Date") properly reflected in Seller's and Seller's predecessor's books of account, and (iii) as specifically disclosed in Schedule 2.8.

     2.9 Title to Properties. Except for the Excluded Assets and as described in Schedule 2.9, the Transferred Assets constitute all of the assets used in Seller's Business as currently being conducted by Seller and as conducted during the periods covered by the Audited Financial Statements. Except as set forth in Schedule 2.9, no Person has any Lien on any of the Transferred Assets. Except as set forth in Schedule 2.9, upon consummation of the transactions contemplated by this Agreement at the Closing, Purchaser will take the Transferred Assets free and clear of any and all Liens except for the interest of the lessor in the IDB Lease. All amounts due under the Bond (as defined in the IDB Lease) have been paid in full and such Bond fully retired and canceled, and all Indenture Indebtedness (as defined in the IDB Lease) has been paid in full. There are no unpaid rents or other amounts due but remaining unpaid under the IDB Lease. The lessee under the IDB Lease may exercise at any time the option to purchase the Project (as defined in the IDB Lease) upon not less than thirty (30) days prior written notice for the sum of $100.00, whereupon the Board (as defined in the IDB Lease) will transfer and convey the Project to such lessee subject only to the Permitted Exceptions (as defined in the IDB Lease).

     2.10 Inventories. The Inventories (a) if finished goods, are merchantable, fit for the purpose intended, and conform in all material respects to all orders, contracts or commitments for such goods, and (b) if not finished goods, are of a quality and quantity suitable and useable for the production or completion of finished goods for sale in the ordinary course of Seller's Business as first quality goods; provided, however, that in the event of a breach of the foregoing clauses (a) and (b) of this Paragraph 2.10, Purchaser and Parent shall be entitled to return such unfit, non-conforming, unsuitable or unusual or obsolete or below standard quality Inventories to Seller for a prompt refund of the portion of the Inventory Component attributable thereto, such Inventory being returned to Seller at Seller's sole cost and expense. Each item of inventory reflected on the Audited Balance Sheet is so reflected on the basis of a complete physical count. Each item of inventory reflected on the Audited Balance Sheet, the Unaudited Balance Sheet, and the books and records of Seller is valued at cost for raw materials and for all other inventory as historically priced in Seller's annual audited financial statements in accordance with GAAP, and Seller has recognized all loss resulting from the obsolescence, physical deterioration, changes in prices, discontinuation of product lines or any other changes resulting in the valuation of any item of inventory below cost. All inventories which are reasonably expected to not be used or sold within the normal operating cycle of Seller s Business have been classified as noncurrent assets and reported as such in the Audited Financial Statements and Unaudited Financial Statements, as appropriate. Except as disclosed in
Schedule 2.10, Seller has no Firm Purchase Commitments. For purposes of this Agreement, "Firm Purchase Commitments" means (i) any firm, noncancelable purchase commitment (or series of such commitments) for the purchase of inventory goods, including without limitation, raw materials, component parts, work-in-progress and finished goods) equal to or greater than $25,000,
(ii) any other firm, noncancelable purchase commitments which individually are more than $2,500 but less than $25,000, and which in the aggregate are equal to or greater than $25,000, or
(iii) inventory acquired for a specific customer contract or purchase order. Except as disclosed in Schedule 2.10, the

Inventories, and orders for raw materials and supplies, are at levels reasonably consistent with Seller's reasonable past business practices.

     2.11 Products Liability. Except as set forth in Schedule 2.11: (a) there is no Action by or before any Government, Forum or Person pending, or to the knowledge of Seller threatened, against or involving Seller in connection with any product manufactured or sold as a part of Seller's Business or any of the Transferred Assets, alleging that the product has been manufactured, shipped or sold by Seller and that the product has a defect in manufacture or design, or alleging any failure to warn of the defect; nor to the knowledge of Seller is there any reasonable basis therefor; (b) to the knowledge of Seller, there has not been any Products Liability Occurrence; (c) since the Reference Date, to the knowledge of Seller, there has not been any (i) product recall, or (ii) product rework or retrofit (other than in quantities which are normal in the industry), in either case relating to any product which has been manufactured, shipped or sold by Seller's Business; and (d) to the knowledge of Seller, there are no design defects resulting in hazardous conditions, nor has there been any failure to warn of any design defects, involving any product manufactured, shipped or sold in connection with Seller's Business. For purposes hereof, "Products Liability Occurrence" means any accident, happening or event caused or allegedly caused by any hazard or defect or alleged hazard or alleged defect in the manufacture, design, materials or workmanship, or, any failure or alleged failure to warn of the hazard, defect or alleged hazard or alleged defect, of any product or part thereof, manufactured, sold or distributed by Seller.

     2.12 Returns and Consignments. No customer of Seller has any right to return any goods for credit or refund pursuant to any agreement, understanding or practice that Seller will take back goods which are unsold. Without limiting the generality of the foregoing, and except as disclosed in Schedule 2.12, Seller does not presently have any goods in the possession of any customer, subcontractor or dealer on consignment or on a similar basis.

     2.13 Personal Property.  (a)  Except as set forth in
Schedule 2.13(a), all of the machinery, equipment, vehicles and other items of tangible personal property which constitute part of the Transferred Assets, or which are leased by Seller pursuant to an Assigned Contract, are in operating condition and repair, normal wear and tear excepted, as presently installed at their present physical location. Except for the Excluded Assets, the Transferred Assets listed on Schedules 1.1(b), 1.1(c), 1.1(g) and the Inventory together constitute all items of tangible personal property and real property owned or leased by Seller and used in Seller's Business except as provided in Schedule 2.9 or Schedule 2.13(a).

          (b) Except as set forth in Schedule 2.13(b), to the knowledge of Seller, (i) all lessors of any machinery, equipment or other tangible personal property leased to Seller have performed and satisfied their respective duties and obligations under such leases, and (ii) Seller has no claims, actions or causes of action against any such lessor for failure to perform and satisfy its duties and obligations thereunder.

          (c) Schedule 2.13(c) identifies by description or inventory number all material items of personal property, equipment and other tangible personal property which, to the knowledge of Seller, are leased, loaned, bailed or otherwise furnished by Seller to or on behalf of any Person that (i) relate to Seller's Business, (ii) are used in the conduct of Seller's Business, and (iii) are not physically located at Seller's Alexander City manufacturing facility (collectively, the "Seller Furnished Items"). Seller has the absolute right to demand the return of the Seller Furnished Items at such time as Seller may require without any liability whatsoever to Seller. All of the Seller Furnished Items are held by such Person in accordance with the terms and conditions described in Schedule 2.13(c), are segregated from other property of the Person to whom furnished, and are clearly labeled and identifiable as Seller's property, and Seller has complied with all "signage" and similar Laws with respect to Seller Furnished Items.

          (d) Schedule 2.13(d) identifies by description or inventory number all material items of personal property, equipment and other tangible personal property which, to the knowledge of Seller, are loaned, bailed or otherwise furnished to Seller by or on behalf of any Person that (i) relate to Seller s Business, (ii) are used in the conduct of Seller's Business, and
(iii) are in the possession of Seller (collectively, the "Customer Furnished Items"). Schedule 2.13(d) identifies each Assigned Contract pursuant to which each such Customer Furnished
Item is furnished. Seller has complied in all material respects with all of its obligations relating to the Customer Furnished Items, and, upon the return thereof to the customer who provided such Customer Furnished Item in the condition thereof on the date thereof, Seller would have no material liability with respect thereto.

          (e) No representation or warranty, express or implied, is made regarding the physical condition or quality of any of the tangible personal property constituting a part of the Transferred Assets except as set forth in this Paragraph 2.13 and Paragraphs
2.10 and 2.11. EXCEPT as set forth in Paragraphs 2.13(a), 2.10 and 2.11, SELLER MAKES NO WARRANTY OF MERCHANTABILITY, or quality or condition as to any such tangible personal property or any item thereof, or as to the workmanship thereof of the absence of any defects therein. Except as otherwise set forth in this Paragraph 2.13 or in Paragraph 2.10, it is understood that all machinery, equipment and vehicles are being conveyed on an "AS IS
- WHERE IS" basis as to their physical condition in their present physical location on the Closing Date. In no event shall Seller or Shareholder be liable to Purchaser or Parent for exemplary or punitive damages in connection with any breach of this Paragraph 2.13, and, Purchaser and Parent hereby expressly waive any and all right to assert any claim for exemplary or punitive damages in connection with any claim for breach of the representations and warranties made in Paragraph 2.13.

     2.14 Real Property. (a) Except for the Owned Real Property and as otherwise set forth on Schedule 2.14(a), Seller does not own or have the right or option to acquire any real property, nor does Seller have any other material rights, interests, easements, rights of way, licenses, usufructs or other non-fee simple interests in any real property, other than with respect to the Leased Real Property.

          (b) Seller has good and marketable fee simple title to the Owned Real Property free and clear of all Liens whatsoever other than those matters listed in Schedule 2.14(b) (the
"Permitted Exceptions").

          (c) All agreements with respect to leases, easements, rights of way, licenses, usufructs and other non-fee simple interests granted to Seller in the Leased Real Property (collectively, the "Real Property Leases") are listed in Schedule 2.14(c). Except as set forth on Schedule 2.14(c) and for statutory Liens arising in favor of landlords, the interest of Seller in and under each of the Real Property Leases is free and clear of any defects, claims or Liens and subject to no present Action or threatened Action.

          (d) Seller is lawfully in possession of all real property which is the subject of a Real Property Lease and with respect to which Seller is a tenant or lessee or has been granted a possessory interest in such Leased Real Property, and all conditions precedent to the obligation of Seller to take possession and continue to occupy all Leased Real Property have been fulfilled. Seller has the exclusive right of possession and is presently occupying the entirety of each parcel of its Leased Real Property for the purposes set forth in the respective Real Property Lease.

          (e) Other than as reflected on Schedule 2.14(c), all of the Owned Real Property and the Leased Real Property is free from any development, use or occupancy restrictions, except those imposed by generally applicable zoning and land use Laws, and from all special taxes or assessments, except those generally applicable to other properties in the tax districts in which the Owned Real Property and the Leased Real Property is located. There is available to all the Owned Real Property and the Leased Real Property, through private easements and facilities or dedicated public easements and facilities, water, gas, sewer, electricity and telephone service sufficient to allow Seller's Business to be conducted as heretofore conducted by it, and all of which are now being utilized. All of the Owned Real Property and the Leased Real Property has adequate ingress and egress and each parcel of Owned Real Property and the Leased Real Property has adequate access to the existing paved roads and other public rights of way for the operation of Seller's Business as presently conducted, which access is not limited or restricted.

          (f) The present use, occupancy and operation of the Owned Real Property and the Leased Real Property, and all aspects of the improvements to the Leased Real Property (the "Real Property Improvements"), are in compliance in all material respects with all, and not in material violation of any, Laws and with all private restrictive covenants of record, and Seller does not have any knowledge of any proposed change therein that would affect materially and adversely any of the Owned Real Property or the Leased Real Property or its use, occupancy or operation; provided, however, that (i) there is no existing or to Seller s knowledge threatened Action by any Person with respect to any violation or any alleged violation of the ADA, and (ii) Seller makes no other representation or warranty with respect to compliance with the ADA. Other than as reflected in Schedule 2.14(f), to the knowledge of Seller there exist no conflicts or disputes with any Government or Person relating to the Owned Real Property, any Leased Real Property or the activities conducted thereon. All Real Property Improvements are located within the lot lines (and within the mandatory set-backs from such lot lines established by applicable Law or otherwise) and not over areas subject to easements or rights of way. To the knowledge of Seller, all Real Property Improvements are in reasonably good condition and repair, and are suited for the operation of Seller's Business as it is presently being conducted. Other than for the encroachment shown on that certain Plat of Survey, dated October 25, 1995, prepared by John Steven Haynes, Registration No. 15299, there are no encroachments on either the Owned Real Property or the Leased Real Property.

          (g) Neither Seller nor any other Person has caused any work or improvements to be performed upon, with respect to, or made to the Owned Real Property or any of the Leased Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person which performed the work. Other than for "Old Radio Road" which has been deeded to Seller's predecessor prior to the date hereof, there are no improvements on the Owned Real Property.

          (h) All requisite certificates of occupancy and other permits and approvals required with respect to the Real Property Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and free of restrictions.

          (i) Except as set forth on Schedule 2.14(i), no rent or use fee has been paid in advance, no security deposit has been paid, and no brokerage commission is payable by Seller with respect to any Real Property Lease.

          (j) Seller has not received any notice that the owner of any Leased Real Property has made any assignment, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder.

          (k) No portion of the Owned Real Property or the Leased Real Property is located within any Special Flood Hazard Area designated by the Federal Emergency Management Agency, or in any area similarly designated by any Government. To Seller s knowledge, no portion of the Owned Real Property or the Leased Real Property has been designated "wetlands" within the jurisdiction of the U.S. Army Corp of Engineers, or has been similarly designated by any Government. To Seller's knowledge, no portion of the Owned Real Property or the Leased Real Property constitutes "wetlands" that have been filled, whether or not pursuant to appropriate permits. To Seller's knowledge, no portion of the Owned Real Property or the Leased Real Property is subject to any classification, designation or preliminary determination of any Government or pursuant to any Law which would restrict the use, development, occupancy or operation of the Owned Real Property or the Leased Real Property in connection with Seller's Business in any material respect.

          (l)  Neither the Owned Real Property nor the Leased
Real Property is subject to the zoning ordinance of any Government.

          (m) The Owned Real Property constitutes either a previously subdivided lot in compliance with applicable subdivision regulations and similar governmental requirements, or was created in a manner not subject thereto; and no subdivision filing or approval or similar governmental filing or approval is required for the conveyance of the Owned Real Property at Closing.

          (n)  Neither the Owned Real Property nor the Leased
Real Property is or and has been subject to any exemption from ad valorem taxes that will result in imposition of any tax or penalty upon (x) the transfer of title at Closing or any change in use of the Owned Real Property or (y) the assignment of Seller's interest in the Leased Real Property at Closing.

          (o) To the knowledge of Seller, there are no pending, threatened or contemplated condemnation actions involving all or any portion of the Leased Real Property or the Owned Real Property; and, to Seller's knowledge and belief, there are no existing, proposed or contemplated plans to widen, modify or realign any public rights-of-way located adjacent to any portion of the Leased Real Property or the Owned Real Property.

          (p) There are no leases or other agreements for use, occupancy or possession with respect to all or any portion of the Owned Real Property or the Leased Real Property (other than for the Real Property Leases). There are no management, maintenance, service or other contracts with respect to the Owned Real Property or the Leased Real Property..

     2.15 Authority to Conduct Business and Intellectual Property Rights. Except as disclosed in Schedule 2.15, Seller owns all rights to the Lost Foam Technology as it has been used by Seller, and the Lost Foam Technology as so used and as being sold to Purchaser is not subject to or in violation of the rights or interests of any third party. Schedule 2.15 indicates whether Seller holds any patent or patent application therefor (in each such case, identifying the date(s) and jurisdiction(s) in which the patent was granted or applied for and the number of such patent or application) or has sought any advice as to the patentability of the same (in each such case, summarizing such advice) or believes it has trade secret protection therefor (in each such case, providing a description of the measures which have been taken to protect the secrecy of the item). Seller is not a party to, either as licensor or licensee, and is not bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade secrets, trade name, service name or copyright, except as described in Schedule 2.15. All patents, copyrights, trademarks, service marks and trade names, and applications therefor or registrations thereof, owned or used by Seller are listed in Schedule 2.15, and, to the extent indicated thereon, have been duly registered in, filed in or issued by the Patent and Trademark Office, the Copyright Office or the corresponding agency or office of the Forum identified therein. Except as set forth in Schedule 2.15 and to the knowledge of Seller, there are no rights of third parties with respect to any patent, patent application, invention, process, know-how, copyright, copyright application, trademark, service mark, trade secrets, trade name or device which would have an adverse effect on the operations or prospects of Seller's Business.

     2.16 Contracts. Schedule 2.16 identifies all existing contracts and commitments of Seller (a) which, in the reasonable opinion of Seller, are necessary to conduct Seller's Business in substantially the same manner as currently conducted by Seller,
(b) by which the Transferred Assets may be bound or affected in any material respect immediately following the Closing, or (c) which are material to Seller or Seller's Business, in each case whether written or oral. Seller has heretofore delivered to Purchaser a true, correct and complete copy of each such written agreement and a complete and accurate summary of each such oral agreement. All of the Assigned Contracts have been entered into in the ordinary and reasonable course of Seller's Business. None of the Assigned Contracts constitutes an illegal restraint of trade under any applicable Law.

     2.17 Insurance. Schedule 2.17 contains a complete list and description of all fire, theft, casualty, health, life, accident, title, automobile, liability, products liability, worker's compensation and other policies of insurance maintained by Seller, all of which are, and will be maintained through the Closing Date, in full force and effect. Seller has delivered to Purchaser a true, correct and complete copy of each such insurance policy. All premiums due thereon have been paid and Seller has not received any notice of cancellation with respect thereto. To the knowledge of Seller, all such policies taken together provide adequate coverage to insure the properties, business and operations of Seller against such risks and in such amounts as are prudent and customary. Schedule 2.17 also lists and describes all occurrences which, to the knowledge of Seller, may form the basis for a claim by or on behalf of Seller under any such policy; and Seller has timely given notice of all such occurrences to the appropriate insurer and has not intentionally waived its right to make the related claim under any such policy. In the immediately preceding five years, Seller has neither been denied insurance coverage of any sort nor had any of its then existing insurance coverage rated up.

     2.18 Customers and Suppliers. Schedule 2.18 sets forth the names and addresses of any sole source suppliers of significant goods, equipment or services to Seller (other than public utilities) with respect to which practical alternative sources of supply are not available, and the names and addresses of each customer of Seller that purchased $500,000 in goods or services from Seller in any of the two prior years or that accounted for three percent (3%) or more of Seller's gross revenues in any such year ("Significant Customers"). To the knowledge of Seller, Seller has substantially complied with the terms and conditions of all customer purchase orders, all goods delivered pursuant to a customer purchase order have been delivered in a timely manner, and all goods delivered pursuant to a customer purchase order have met all customer specifications and conform with all applicable express and implied warranties. Except as set forth on Schedule 2.18, no customer of Seller has made any advance payment to or for the benefit of Seller with respect to any order placed by such customer with Seller.

     2.19 Contingencies. Except as set forth in Schedule 2.19, there are no Actions pending or, to the knowledge of Seller, threatened against, by or affecting Seller, Seller's Business or the Transferred Assets in any Forum, nor do there exist any other "loss contingencies" (as such term is defined in Statement of Financial Standards No. 5 of the Financial Accounting Standards Board), the eventual outcome of which might have a material adverse effect on Seller, the Transferred Assets or the operation of Seller's Business after the Closing, or which would prevent or impede the transactions contemplated by this Agreement. Except as set forth in Schedule 2.19, to the knowledge of Seller, Seller has not been charged with, nor to the knowledge of Seller, is Seller under investigation with respect to any charge concerning, any violation or alleged violation of any provision of any material Law. There are no unsatisfied judgments against Seller or any of its shareholders or any Orders to which Seller, Shareholder, Seller's Business or any of the Transferred Assets are subject.

     2.20 Taxes. Except as disclosed in Schedule 2.20, all taxes (including without limitation, all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security and medicare taxes, and all other taxes imposed on Seller or its income, properties, sales, franchises, wages and other payments, operations or Plans or trusts), and all deposits in connection therewith required by applicable Law imposed by any Government, and all interest and penalties thereon and additions thereto (all of the foregoing being hereafter collectively referred to as "Taxes"), which are due and payable by Seller for all periods through the date hereof have been paid in full, and adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of account of Seller. From and after the date of this Agreement, Seller and Shareholder will timely and accurately file all returns and reports with respect to Taxes, and will timely pay all Taxes imposed on Seller or Shareholder which directly or indirectly affect Purchaser's operation of Seller's Business or the Transferred Assets after the Closing Date, or which might create a Lien on the Transferred Assets, or which could materially and adversely affect Purchaser's ability to carry on Seller's Business after the Closing Date. There is not now any pending audit of Seller or either Shareholder, nor is there any proposed assessment against Seller or either Shareholder for additional Taxes of any kind. Seller has timely and accurately filed all federal, state, local and foreign tax returns and reports (including without limitation, returns for estimated tax), and all returns and reports of all other Governments having jurisdiction, with respect to all Taxes, all such returns and reports show the correct and proper amount due, and all Taxes shown on such returns or reports and all assessments received by Seller have been paid to the extent that such Taxes, or any estimates thereon, have become due. The federal income tax returns of Seller have been examined by the Internal Revenue Service through the date set forth in Schedule 2.20, and, except as set forth therein, all deficiencies proposed and indicated as a result of the examination of such tax returns have been paid and settled. Schedule 2.20 sets forth any position taken by Seller on its federal income tax returns for unexamined years which is substantially at variance with the published position of the Internal Revenue Service. For each of its taxable years beginning on or after January 1, 1988, Seller and its shareholders have properly elected that Seller be treated as an "S corporation" for federal and state income tax purposes within the meaning of the Internal Revenue Code; and Seller and its shareholders have taken no action nor are they aware of any action by a third party that would result in the revocation or termination of the's election.

     2.21 Employment and Labor Matters. (a) Schedule 2.21(a) lists all employees and agents who on the date hereof perform services on a regular basis in the business operations of or for Seller and whose annualized rate of compensation exceeds $25,000 per year. Except as provided in Schedule 2.21(a), no such employee or agent has terminated his employment, nor, to the knowledge and belief of Seller, plans not to accept employment with Purchaser after the Closing Date if so offered by Purchaser.

          (b) Seller is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Seller as representing any employee, nor, to the knowledge of Seller, is a union or other collective bargaining unit seeking recognition for such purpose. There are no controversies pending, or to the knowledge of Seller threatened, between Seller and any labor union or collective bargaining unit seeking to represent any of its employees.
Except as disclosed in Schedule 2.21(b), to the knowledge of Seller there has been no attempt by any union or other labor organization to organize any of Seller's employees at any time in the past five years. During the past three years to the knowledge of Seller, Seller has complied in all material respects with all applicable Laws relating to wages, hours, health and safety, payment of social security, medicare, withholding and other taxes, maintenance of worker's compensation insurance, labor and employment relations, and employment discrimination, including without limitation, the Americans with Disabilities Act.

          (c) Except as set forth on Schedule 2.21(c) to the knowledge of Seller, Seller's operations do not involve any risk unusual to the type of business conducted by Seller or in Seller's industry to the health or safety of its employees (including, without limitation, any risk associated with hazardous airborne contaminants or hazardous chemicals or waste materials) and, except as disclosed in Schedule 2.21(c), no employee of Seller has suffered any adverse health consequence or significant personal injury as a result of his or her working conditions or employment by Seller within the past three years.

             2.22     Employee Benefit Matters.  (a)  Schedule
2.22(a) lists all plans, programs, and similar agreements, commitments or arrangements maintained by or on behalf of Seller that provide benefits or compensation to, or for the benefit of, current or former employees of Seller ("Plan or Plans") and identifies each such Plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA ("ERISA Plan"), including any frozen or terminated "employee pension benefit plan" which covers any employee. Copies of all Plans and, to the extent applicable, all related trust agreements and/or insurance contracts, actuarial reports, and valuations for the most recent three years, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) for the most recent three years, all Internal Revenue Service determination letters and filings and any related documents requested by Purchaser, including all amendments, modifications and supplements thereto, have been delivered to Purchaser, if so requested, and all of the same are true, correct and complete.

                 (b) With respect to each Plan, except as set forth on Schedule 2.22(b): (i) no litigation or administrative or other proceeding is pending or threatened involving such Plan (other than undisputed claims for benefits under such Plan); (ii) such Plan has been administered and operated in material compliance with, and has been amended to comply with all applicable Laws, including, without limitation, ERISA, the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code; (iii) Seller and its predecessors, if any, have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable Laws, with respect to any period prior to Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan; and (iv) such Plan has been administered and operated only in the ordinary and usual course and in accordance with its terms.

                 (c) No ERISA Plan is a "Multiemployer Plan" as defined in Section 3(37) of ERISA. Seller is not required to contribute to any Multiemployer Plan, nor does Seller have any liability to any Multiemployer Plan. Seller does not maintain nor has ever maintained or been required to contribute to a Plan which covers or is intended primarily to cover employees located in a country other than the United States.

                 (d) With respect to each ERISA Plan, except as set forth on Schedule 2.22(d), neither such Plan, nor any trustee, administrator, fiduciary, agent or employee thereof, has at any time been involved in a transaction which would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue
Code, unless such transaction is specifically permitted under Section 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code, or a class or administrative exemption issued by the Department of Labor, nor, to the best of Seller's knowledge, has any such person been involved in or caused such Plan to be involved in a breach of fiduciary duty under
Section 404 of ERISA.

                 (e) Of the ERISA Plans, only the 401(k) Restated Profit Sharing Plan (the "Company Pension Plan") is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA. With respect to the Company Pension Plan, except as set forth on Schedule 2.22(e): (i) such Company Pension Plan constitutes a qualified plan within the meaning of
Section 401(a) of the Internal Revenue Code and the trust (if any) thereunder is exempt from federal income tax under Section 501(a) of the Internal Revenue Code; (ii) such Company Pension Plan is not a defined benefit plan subject to the minimum funding standards of Internal
Revenue Code Section 412 or the provisions of Title IV of ERISA; and
(iii) the Company Pension Plan is funded in an amount equal to the participants account balances, whether or not vested.

                 (f) Neither Seller nor any of the Plans, has any obligation to provide or liability for, health care, life insurance or other benefits after termination of employment ("Post-employment Benefits"), except for retirement benefits under the Company Pension Plan or except as required by Section 601 of ERISA and Section 4980B of the Internal Revenue Code. As of the Closing Date, notice of availability of continuation coverage (as defined in Section 602 of ERISA and Section
4980B of the Internal Revenue Code) will have been provided to all persons entitled thereto and all persons electing such coverage have been or will be provided such coverage if so entitled thereto under applicable law.

                 (g) The active participation in each Plan set forth in Schedule 2.22(g) of all employees of Seller hired by Purchaser shall cease as of the Closing Date for all periods of time on or after the Closing Date and the parties agree that neither Purchaser nor Parent is adopting or continuing such Plans.

                 (h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee or officer of the Seller to severance pay, unemployment compensation or any other payment, or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

        2.23 Environmental Matters.  (a)  Except as set forth on
Schedule 2.23(a), Seller has all permits, licenses, approvals and operating authorizations, including without limitation, permits for air emissions, water discharges, and the storage, treatment and disposal of hazardous waste, that are required pursuant to all Environmental Laws for (i) the conduct of Seller's Business as it is now being conducted, and (ii) the ownership of its properties and assets. Seller shall use its reasonable best efforts to convey and arrange, and to transfer to Purchaser by appropriate instruments all of its transferable rights, options and privileges existing under any permit, license, approval or operating authorization, including but not limited to air emission permits, water discharge permits, and solid and hazardous waste treatment, storage and disposal permits.
Schedule 2.23(a) contains a true, correct and complete list of all permits, licenses, approvals and operating authorizations obtained by or transferred to Seller pursuant to all Environmental Laws with respect to the Seller's Business or the Transferred Assets, and true, correct and complete copies of such permits, licenses, approvals and operating authorizations have been delivered to Purchaser. Except as set forth on Schedule 2.23(a), Seller is in material compliance with all such permits, licenses, approvals, or operating authorizations and all are in full force and effect.

          (b) Except as set forth on Schedule 2.23(b), Seller has conducted and is presently conducting Seller's Business in material compliance with all applicable Environmental Laws, and there are no existing Environmental Laws with a future compliance date that will require material operational changes or capital expenditures at the facilities owned or operated by or on behalf of Seller. Except as set forth on Schedule 2.23(b), no Hazardous Materials have been stored, treated, disposed of, discharged, released, deposited or are present in, on or under the Leased Real Property. Except as set forth on Schedule 2.23(b), no Solid Waste has been stored, treated, disposed of, discharged, released, deposited or are present in, on or under the Leased Real Property except in material compliance with applicable Law. Seller has no knowledge of any claims or assertions that Seller or any of its predecessors in interest arranged for the disposal of Hazardous Materials at any facility not currently owned or operated by Seller, except as set forth in Schedule 2.23(b). In addition, except as set forth on Schedule 2.23(b) and to the knowledge of Seller neither Seller nor any of its predecessors in interest have generated, used, stored, treated, disposed of, discharged, released, or deposited any Hazardous Materials at any facility not currently owned or operated by Seller. To the knowledge of Seller, neither Seller nor any of its predecessors in interest have damaged any natural resources by the release of any Hazardous Material into the environment. There are no pending, to the knowledge of Seller, or threatened Actions or any outstanding Orders against or involving Seller relating to Hazardous Materials, any Environmental Law, or permits, licenses, approvals or operating authorizations under any Environmental Law. All Actions and Orders against or involving Seller which occurred during Seller's ownership or operation of the Leased Real Property, relating to any Environmental Law, are described in Schedule 2.23(b). Seller has not disposed of, or arranged for the disposal of, any materials from its facilities at any sites listed by the United States Environmental Protection Agency on the published proposed or final National Priorities List developed pursuant to 42 U.S.C. Section 9605(8)(B) of the Comprehensive Environmental Response, Compensation and Liability Act. Additionally, except as specified in Schedule 2.23(b), Seller has no knowledge of any disposal sites utilized by Seller that are presently under investigation by any Government. Except as set forth on Schedule 2.23(b), no underground storage tanks are or have been at any time located on the Leased Real Property. Except as specified in Schedule 2.23(b), none of the Real Property Improvements at, on or under the Leased Real Property contain asbestos or asbestos-containing material.

     2.24 Absence of Certain Business Practices. Neither Seller nor Shareholder, or any director, officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Seller's Business (or assist Seller in connection with any actual or proposed transaction) which, to the knowledge of Seller, (a) might subject Seller or Purchaser to any damage or penalty in any civil, criminal or governmental Action or which might have a material adverse effect on Seller's Business or the Transferred Assets or, (b) might subject Seller or Purchaser to suit or penalty in any private or governmental Action.

     2.25 Agreements and Transactions with Related Parties. Except as set forth in Schedule 2.25, Seller is not directly or indirectly a party to any contract, agreement or lease with, or any other commitment to (a) any Person owning, or formerly owning, beneficially or of record, directly or indirectly, any of the capital stock of Seller, (b) any person related by blood, adoption or marriage to any such Person, (c) any director or officer of Seller, (d) any Person in which any of the foregoing has, directly or indirectly, at least a five percent (5.0%) beneficial interest in the capital stock or other type of equity interest in such Person, or (e) any partnership in which any such Person is a general partner (any or all of the foregoing being herein referred to as "Related Parties"). Without limiting the generality of the foregoing, except as disclosed in Schedule 2.25, (i) no Related Party, directly or indirectly, owns or controls any assets or properties which are used in Seller's Business, and (ii) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (x) which is or which within the last three years has been a competitor, customer or supplier of Seller or has done business with Seller, or (y) which as of the date hereof sells or distributes products or services which are substantially the same as Seller's products or services.

     2.26 Absence of Changes. Except as expressly provided for in this Agreement, or as may be set forth in Schedule 2.26, or expressly set forth in any Schedule to this Agreement, since the Reference Date:

          (a) there has been no change in the business, assets, liabilities, results of operations, financial condition or prospects of Seller or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have been or will be, in the aggregate, materially adverse to the Transferred Assets, Seller's Business or the business or condition (financial or otherwise) of Seller;

          (b) there has been no damage, destruction or loss to the properties or business of Seller exceeding in any single case
$5,000 or exceeding $25,000 in the aggregate, whether or not covered by insurance;

          (c) the business of Seller has been operated in the ordinary and reasonable course and consistent with its prior practices;

          (d) the books, accounts and records of Seller have been maintained in the usual, regular, ordinary and reasonable manner on a basis consistent with prior years;

          (e) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Seller, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the capital stock or other securities of Seller;

          (f) there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any director, officer, manager or other employee or agent of Seller earning $50,000 or more per annum, (ii) general increase in the compensation or in the rate of compensation payable or to become payable to hourly or salaried employees earning less than $25,000 per annum ("general increase" for the purpose hereof shall mean any increase generally applicable to a class or group of employees and shall not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally applicable to a class or group thereof), (iii) employee hired at a salary in excess of $50,000 per annum, or (iv) payment of or commitment to pay any bonus, profit share or other extraordinary compensation to any employee;

          (g) except as set forth in Schedule 2.26, no indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) has been discharged or satisfied, other than current liabilities reflected in the Audited Balance Sheet, and current liabilities incurred since the date thereof in the ordinary and reasonable course of business and consistent with its prior practice;


          (h) there have been no amendments or other corporate actions having the effect of an amendment increasing past or future liabilities or contributions of any kind to any Plan;

          (i) Seller has not (i) paid any judgment resulting from any Action or (ii) made any payment to any Person of more than $10,000 in settlement of any Action;

          (j) Seller has not discontinued or determined to discontinue the production or sale of any products previously produced or sold by Seller representing more than one percent (1.0%) of Seller's annual sales during the period covered by the Audited Financial Statements;

          (k) there has been no sale, transfer, lease or other disposition of any asset or assets of Seller, other than sales of inventory in the ordinary and reasonable course of Seller's
Business;

          (l) Seller has not acquired any capital stock or other equity securities of any Person or otherwise made any loan or advance to or investment in any Person; and

          (m) Seller has not failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practices or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then-current market price or upon terms and conditions more onerous than those normal, customary and consistent with its prior practices or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practices.

     2.27 No Defaults. All of the Assigned Contracts and all other contracts, agreements, documents, instruments, plans, leases, policies and licenses which comprise a part of the Transferred Assets are, to the knowledge of Seller, valid, binding and enforceable in accordance with their terms and are in full force and effect; to the knowledge of Seller, there are no existing material defaults by Seller thereunder; and to the knowledge of Seller, no default has occurred (whether with or without notice, lapse of time or the happening or occurrence of any event) which would constitute an event of default thereunder.

     2.28 Solvency. Following the Closing Date and after giving effect to the transactions contemplated by and provided for in this Agreement, including, without limitation, the payment and satisfaction in full of the Company Indebtedness, (i) the then present saleable value of Seller's assets will exceed its stated liabilities, including, without limitation, identified contingent liabilities, and (ii) Seller will be able to pay its stated liabilities, including, without limitation, identified contingent liabilities, as they mature during the normal course of business.

     2.29 Full Disclosure. No representation, warranty, covenant, agreement or indemnity of Seller contained in this Agreement or in any other document, instrument, agreement, paper or other written statement or certificate delivered by Seller pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. The information contained in any of the Schedules to this Agreement shall be deemed to be part of and qualify only those representations and warranties contained in Article 2 specifically referenced in such Schedules.


2A.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
     SHAREHOLDER

     To induce Purchaser and Parent to enter into this Agreement and to induce Purchaser to purchase the Transferred Assets, Shareholder represents and warrants to, and covenants and agrees with, Purchaser and Parent as follows:

     2A.1 Authority. (a) This Agreement has been duly and validly executed and delivered by Shareholder. Shareholder has the full right, power and capacity to execute and deliver and to perform and comply with this Agreement and each other agreement, document and instrument contemplated hereby, in each case in accordance with their respective terms. This Agreement constitutes the valid and legally binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Shareholder nor the consummation of the transactions contemplated herein by Shareholder will result in a violation or breach of, or constitute a default under (a) any material term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document, (c) any material Law, or (d) any other material commitment or restriction, to which Shareholder is a party or by which Shareholder is subject or bound; nor will such actions result in (i) the acceleration or creation of any material obligation of Shareholder, or (ii) the forfeiture of any right or privilege of Shareholder which may materially affect Shareholder's ability to perform under this Agreement. There are no unsatisfied judgments against Shareholder.

     2A.2 Ownership of Shares; Subsidiaries. Those persons listed in Schedule 2.2 are the record and beneficial owners of all of the issued and outstanding capital stock of Seller. There are no outstanding securities convertible into the capital stock or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any Actions relating to, the capital stock of Seller. Seller does not have any ownership interest, direct or indirect, and has no commitment to purchase or otherwise acquire any ownership interest, direct or indirect, in any other Person.

     2A.3 Full Disclosure. No representation, warranty, covenant, agreement or indemnity of Shareholder contained in this Agreement or in any other document, instrument, agreement, paper or other written statement or certificate delivered by Shareholder pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

     As an inducement to Seller and Shareholder to enter into this Agreement and as an inducement to Seller to sell the Transferred Assets to Purchaser, Purchaser and Parent hereby represent, warrant and covenant as follows:

     3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Each of Parent and Purchaser is qualified to do business and is in good standing in each jurisdiction where the character of its property owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business or financial condition of Purchaser or Parent.

     3.2 Authorization; No Inconsistent Agreements. Each of Purchaser and Parent has full corporate power and authority to make, execute and perform this Agreement and the transactions contemplated hereby. This Agreement and all transactions required hereunder to be performed by Purchaser and Parent have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser and Parent. This Agreement has been duly and validly executed and delivered on behalf of Purchaser and Parent by their respective duly authorized officers, and this Agreement once so approved shall constitute the valid and legally binding obligation of Purchaser and Parent enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Purchaser and Parent nor the consummation by Purchaser and Parent of the transactions nor compliance by Purchaser and Parent with any of the provisions hereof will (i) conflict with or result in any breach of the Articles of Incorporation or Bylaws of Purchaser or Parent, as appropriate (true and correct copies of which have been provided to Seller and Shareholder), (ii) result in a violation or breach of, or constitute (with our without due notice or lapse of time or both) a default under any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Parent is a party or by which they or any of their respective properties or assets may be bound, or (iii) violate any Order or Law applicable to Purchaser or Parent or any of the properties or assets of Purchaser or Parent.

     3.3 Capitalization. Parent's authorized capital stock consists of (i) 50,000,000 shares of common stock, par value $0.10 per share (the "Parent Stock"), of which 24,738,374 shares of the Parent Stock were issued and outstanding as of November 10, 1995, and (ii) 5,000,000 shares of preferred stock, par value

$1.00 per share, none of which were issued and outstanding as of November 10, 1995. All of such issued and outstanding shares of the Parent Stock have been duly and validly authorized and are validly issued, fully paid and non-assessable. There are no preemptive rights to the issuance of the Shares. As of November 10, 1995, there were no outstanding (a) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of Parent, (b) options or other rights to acquire shares of capital stock or other voting securities of Parent from Parent, (c) no other obligation of Parent to issue any capital stock, voting securities or other ownership interest in Parent, and (d) obligations of Parent to repurchase, redeem or otherwise acquire any of its outstanding securities, other than as disclosed in the SEC Reports and Parent's Articles of Incorporation (a true, correct and complete copy of which has been provided to Seller).

     3.4 SEC Filings. Parent has heretofore made available to Seller the following reports, documents and other materials
(collectively, the "SEC Reports"):

               (i) its Annual Report on Form 10-K for its fiscal year ended December 31, 1994;

               (ii) its Proxy Statement for its annual meeting of shareholders held on April 27, 1995, filed pursuant to
     Section 14 of the Exchange Act;

               (iii)     its Annual Reports on Form 10-K for its
     fiscal years ended December 31, 1993 and December 31, 1992;

               (iv) its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 1995, July 2, 1995 and
     October 1, 1995;

               (v) all Forms 8-K and Registration Statements filed by Parent on or after January 1, 1995.

     As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein and except for customary year-end adjustments in the case of the interim statements) and present fairly the consolidated financial position and the consolidated statements of operations, cash flows, and changes in shareholders equity (owners deficit) of Parent and its consolidated subsidiaries as of the date and for the periods indicated. Parent has filed all reports and other documents required by Law with the SEC and the Internal Revenue Service. All of the reports filed by Parent with the SEC, as of their respective dates, complied in all material respects with the requirements of the Laws pursuant to which they were filed. Except as set forth on Schedule 3.4, since November 10, 1995, there has been no material adverse change in the information set forth in Parent's Form 10-Q filed in respect of the fiscal quarter ended October 1, 1995.

     3.5 Full Disclosure. No representation, warranty or covenant of Purchaser or Parent contained in this Agreement, or in any other written statement or certificate (including without limitation the SEC Reports, which speak only as of their respective dates) delivered by Purchaser or Parent pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.   ADDITIONAL AGREEMENTS

     4.1 Effect of Access and Inspection. No investigation made heretofore or hereafter by or on behalf of any party shall limit or affect in any way the representations, warranties, covenants, agreements and indemnities of the other parties hereunder, each of which shall survive any such investigation.

     4.2 Expenses. All expenses incurred by Purchaser and Parent in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of their Representatives, shall be paid by Purchaser and Parent, as appropriate. All expenses incurred by any or all of Seller and its shareholders in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of their respective Representatives, shall be paid by Seller and/or its shareholders.

     4.3 Brokers. Seller and Shareholder, jointly and severally, hereby represents and warrants to Purchaser and Parent that no broker or finder has acted on behalf of Seller or any of its shareholders in connection with this Agreement or the transactions contemplated herein, and each of them agrees, jointly and severally, to indemnify Purchaser, Parent and their Affiliates from and against any and all claims or demands for commissions or other compensation by any other broker, finder or similar agent claiming to have been employed by or on behalf of such party. Purchaser and Parent, jointly and severally, represent and warrant to Seller and Shareholder that no broker or finder other than Abramson & Associates has acted on their behalf in connection with this Agreement or the transactions contemplated herein and agree to indemnify Seller and its shareholders and hold them harmless from and against any and all claims or demands for commissions or other compensation by Abramson & Associates or by any other broker, finder or similar agent claiming to have been employed by or on behalf of Purchaser or Parent. The fees and expenses of Abramson & Associates shall be paid by Purchaser.

     4.4  Publicity.  Except as may be required by applicable
Law, all press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual agreement of Purchaser and Agent.

     4.5 Satisfaction of Certain Indebtedness. On the Closing Date, and as part of the Closing, Seller and Shareholder shall cause to be satisfied and paid in full all indebtedness secured by the liens listed as Items 2 and 3 on Schedule 2.9 (the holders liens and indebtedness being referred to herein as "Lenders") (all of the foregoing indebtedness being referred to herein collectively as the "Company Indebtedness"). At the Closing, Seller and Shareholder shall provide evidence satisfactory to Purchaser of the payment in full of the Company Indebtedness and the release and satisfaction of all Liens securing the same.

     4.6 Employees. The employment of all employees of Seller shall terminate immediately prior to the Closing Date. Seller and Shareholder represent and warrant to Purchaser and Parent that, as of the date hereof, Seller has 75 employees, and in reliance upon such representation and warranty, Purchaser agrees that it shall offer to hire, and so hire if its offers of employment are accepted, in the aggregate, at least 30 of Seller's employees for cash wages greater than or equal to the cash wages of such employees as of the Closing Date and offer to such employees employee benefits comparable, taken as a whole, to those for which such employees are eligible as of the Closing Date. In further reliance upon Seller's and Shareholder s representation and warranty in the immediately preceding sentence, if Purchaser fails to offer employment to, and if such offers of employment are accepted and Purchaser fails to hire, such number of employees, Purchaser shall be responsible for, and hold Seller harmless from and against, any liability of Seller under the WARN Act (x) resulting from Purchaser's failure to so hire such number of Seller's employees or (y) that the notice required under the WARN Act has not been given. Notwithstanding anything else in this Agreement to the contrary but subject to Purchaser's agreement set forth in the immediately preceding sentence, (a) neither Purchaser nor Parent shall have any responsibility or liability for any severance obligations to Seller's employees resulting from or arising out of the transactions contemplated by this Agreement, and (b) nothing in this Paragraph 4.6 creates or is intended to create any rights of any kind or nature in any third parties, including, without limitation, any rights or remedies in favor of any of Seller's employees to be employed after the Closing Date, or respecting the terms of employment, for any specified period of time.

     4.7 Confidentiality of Lost Foam Technology. From and after the Closing Date, Seller and Shareholder, jointly and severally, covenant and agree that each of them shall hold and treat the Lost Foam Technology in confidence, and will not , without the prior written consent of Parent, use or disclose or give to any Person any of the Lost Foam Technology (the "Confidential Information"); provided, however, that any action taken by Seller or Shareholder that complies with the provisions of Paragraph 3 of that certain License Agreement, of even date herewith, between Purchaser and Seller (the "License Agreement"), shall not constitute a violation of this Paragraph 4.7. Seller and Shareholder agree that the Confidential Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or Shareholder, (b) has been disclosed by Seller or its representatives to the parties to the technology transfer contracts listed on Exhibit A to the License Agreement in strict accordance with the terms thereof, including, without limitation, the representatives of such parties, or (c) Seller or Shareholder is required by applicable law or regulation or by legal process to disclose. Notwithstanding anything in the foregoing to the contrary, in the event that Seller or Shareholder becomes legally compelled to disclose any such Confidential Information, Seller and Shareholder will provide Company with prompt notice so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.
In the event that such protective order or other remedy is not obtained, or that Purchaser expressly in writing waives compliance with the provisions of this Agreement, Seller and Shareholder will furnish only that portion of the Confidential Information which Seller and Shareholder are is advised by opinion of legal counsel is legally required and Seller and Shareholder will exercise their respective reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded the disclosed portion(s) of the Confidential Information.

     4.8 No Bulk Sales Compliance. In consideration of Seller s and Shareholder's agreements in Paragraph 1.6 to pay all of Seller's obligations (other than the Assumed Liabilities) and to provide the indemnification set forth in Article 5, the parties waive compliance with all bulk transfer laws applicable to the transactions contemplated hereunder, including, without limitation, the Alabama Uniform Commercial Code -- Bulk Transfers, Code of Alabama, SectionSection 7-6-101 et seq.

     4.9 Employee Benefit Matters. Immediately prior to the Closing, Seller shall fully vest the participant's account balance in the Company Pension Plan for each of the employees hired by Purchaser, and shall distribute, or cause to be distributed, such vested account balance to each such employee in a single lump-sum payment as soon as is administratively practicable following Closing. The participation of each such employee in the Company Pension Plan shall cease following such distribution. The participation of each such employee in any of the Plans other than the Company Pension Plan shall cease as of the Closing Date, except to the extent that Purchaser, in its sole discretion, elects to continue any of such Plans.

5.   INDEMNITIES

     5.1 Indemnification of Purchaser and Parent by Seller and RFI. In accordance with and subject to the provisions of this
Article 5, Seller and RFI (collectively, "Purchaser Indemnitors") shall, jointly and severally, indemnify and hold harmless Purchaser, Parent and their Affiliates, and their respective officers, directors, agents and employees (collectively, "Purchaser Indemnitees"), from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 5.5(b) (collectively, the "Purchaser Indemnified Losses"), suffered or incurred by any one or more of the Purchaser Indemnitees by reason of, or arising out of:

          (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Seller contained in this Agreement, or in any certificate, schedule, document, agreement or instrument delivered to Purchaser or Parent by or on behalf of Seller pursuant to the provisions of this Agreement;

          (b) all obligations and liabilities of Seller other than the Assumed Liabilities, whether direct or indirect, fixed or contingent, known or unknown, including, without limitation, all obligations and liabilities resulting from or arising out of any default, performance or non-performance by Seller prior to the Closing under or with respect to any Assigned Contract; and

          (c) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Purchaser Indemnitees (including claims relating to environmental response under 42 U.S.C. 9601 et seq. or any other Law) arising out of or resulting from Seller's operation of its businesses (including without limitation Seller's Business) or the Transferred Assets prior to the Closing, including without limitation, any liability or obligation described in Paragraph 5.1(b), but excluding the Assumed Liabilities.

     5.2 Indemnification of Purchaser and Parent by Shareholder. In accordance with and subject to the provisions of this Article 5, Shareholder shall indemnify and hold harmless Purchaser Indemnitees from and against and in respect of any and all Purchaser Indemnified Losses suffered or incurred by any one or more of the Purchaser Indemnitees by reason of, or arising out of:

          (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Shareholder contained in this Agreement, or in any certificate, schedule, document, agreement or instrument delivered to Purchaser or Parent by or on behalf of Shareholder pursuant to the provisions of this Agreement; and

          (b)  any and all Purchaser Indemnified Losses for which
(i) a Purchaser Indemnitee has admitted in writing that it is liable and which the Purchaser Indemnitees have failed to satisfy within fifteen days of such written admission, (ii) a settlement has been reached among the Purchaser Indemnitees and a Purchaser Indemnitor and any amounts required to be paid pursuant to such settlement have not been satisfied by the Purchaser Indemnitors within fifteen days of any required payment date, or (iii) any arbitration award has been rendered in accordance with this Agreement stating that a Purchaser Indemnitor is liable for all or any portion of the Purchaser Indemnified Losses and the Purchaser Indemnitors shall have failed to satisfy such arbitration award within fifteen days of the date of its issuance, and then only to the extent that the Purchaser Indemnitors have not satisfied such Purchaser Indemnified Losses.

     5.3 Indemnification of Seller and Shareholder. In accordance with and subject to the provisions of this Article 5, Purchaser and Parent (collectively, "Seller Indemnitors") shall, jointly and severally, indemnify and hold harmless Seller, Shareholder and their Affiliates, and their respective officers, directors, agents and employees (collectively, "Seller Indemnitees"), from and against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 5.5(b) (collectively, the "Seller Indemnified Losses"), suffered or incurred by any one or more of the Seller Indemnities by reason of, or arising out of:

          (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Parent or Purchaser contained in this Agreement, or in any certificate, schedule, document, agreement or instrument delivered to Seller or Shareholder by or on behalf of Parent or Purchaser pursuant to the provisions of the Agreement;

          (b) the failure of Purchaser to pay, perform and discharge any of the Assumed Liabilities in accordance with their terms, provided that neither Purchaser nor Parent shall have any liability hereunder if they are in good faith contesting any such Assumed Liability;

          (c) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Seller Indemnitees (including claims relating to environmental response under 42 U.S.C. 9601 et seq. or any other Law) arising out of or resulting from Purchaser's operation of Seller's Business or the Transferred Assets from and after the Closing; and

          (d)  the ownership or operation of the Transferred
Assets or the conduct of Seller's Business after the Closing
Date.

     5.4 Payment. Seller and RFI shall, subject to the provisions of Paragraph 5.5 and the arbitration provisions of Paragraph 8.5, reimburse Purchaser Indemnitees, within 10 days of written demand on Agent, for any Purchaser Indemnified Loss. Parent and Purchaser shall, subject to the provisions of Paragraph 5.5, reimburse Seller Indemnitees, within 10 days of written demand on Purchaser, for any Seller Indemnified Loss.

     5.5 Defense of Claims. (a) If any Action by a third party arises after the Closing Date for which any party hereto may be liable under the terms of this Agreement, then the party entitled to indemnification shall notify the indemnifying party within a reasonable time after such claim or action arises and is known to the indemnified party, and shall give the indemnifying party a reasonable opportunity:

               (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the indemnified party;

               (ii) to take all other required steps or proceedings to settle or defend any such Action; and

               (iii)     to employ counsel to contest any such
     Action in the name of the indemnified party or otherwise.

The expenses of all proceedings, contests or lawsuits with respect to such Actions shall be borne by the indemnifying party. If the indemnifying parties wish to assume the defense of such Action, then the indemnifying party shall give written notice to the indemnified parties within 30 days after notice from the indemnified parties of such Action (unless the Action reasonably requires a response in less than 30 days after the notice is given, in which event they shall notify the indemnified parties as soon as possible but in no event less than 10 days prior to the required response date), and the indemnifying party shall thereafter assume the defense of any such Action through counsel reasonably satisfactory to the indemnified parties; provided, that the indemnified parties may participate in such defense at their own expense. The defense and settlement of the Action shall be controlled by the indemnifying party, it being understood and agreed that the indemnifying party shall use its best efforts to avoid taking any action that would significantly prejudice or harm any of the indemnified parties or any of their businesses, assets or properties.

          (b) If the indemnifying parties do not assume the defense of, or if after so assuming the indemnifying parties fail to defend, any such Action, then the indemnified parties may defend against such Action in such manner as they may deem appropriate (provided that the indemnifying parties may participate in such defense at their own expense) and the indemnified parties may settle such Action on such terms as they may deem appropriate, and the indemnifying parties shall promptly reimburse the indemnified parties for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the indemnified parties in connection with the defense against and settlement of such Action. If no settlement of such Action is made, the indemnifying parties shall satisfy any judgment rendered with respect to such Action, before the indemnified parties are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the indemnified parties in the defense of such Action.

          (c) If a judgment is rendered against any of the indemnified parties in any Action covered by the indemnification hereunder, or any Lien in respect of such judgment attaches to any of the assets of any of the indemnified parties, the indemnifying parties shall immediately upon such entry or attachment pay such judgment in full or discharge such Lien unless, at the expense and direction of the indemnifying parties, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any such Action, the indemnifying parties shall forthwith pay such judgment or discharge such Lien before any of the indemnified parties is compelled to do so.

     5.6 Threshold and Limit of Liability. (a) Notwithstanding anything in this Agreement to the contrary, the liability of the Purchaser Indemnitors and Shareholder under this Article 5 shall be subject to the limitations set forth in this Paragraph 5.6(a):

               (i) with respect to all Purchaser Indemnified Losses (except for (x) Purchaser Indemnified Losses relating to Balance Sheet Liabilities and (y) matters actually known by Purchaser Indemnitors or Shareholder but not disclosed, for which the liability of the Purchaser Indemnitors and Shareholder shall not be subject to the $75,000 floor described below), neither the Purchaser Indemnitors nor Shareholder shall have any liability to any Purchaser Indemnitee until the aggregate amount of Purchaser Indemnified Losses under and pursuant to (A) this Agreement,
     (B) that certain Agreement for Purchase and Sale of Certain Assets of Robinson Foundry, Inc., of even date herewith, among RFI, Seller, Shareholder, Purchaser and Parent (the "RFI Agreement") (except with respect to "balance sheet liabilities" under the RFI Agreement which are likewise not subject to the $75,000 floor described therein), and (C) that certain Disa Agreement, of even date herewith between Seller and Purchaser (the "Disa Agreement") (collectively, the "Losses") exceeds $75,000, and then only to the extent that such Losses exceed $75,000; and

               (ii) the Purchaser Indemnitors and Shareholder shall not have any liability with respect to Losses under this Article 5, the correlative provisions of the RFI Agreement, and the indemnification provisions of the Disa Agreement, in the aggregate, in excess of the sum of $4,450,000.


          (b) Notwithstanding anything in this Agreement to the contrary, no Seller Indemnitor shall have any liability under this Article 5 until such time as the aggregate amount of Seller Indemnified Losses (other than for unpaid Assumed Liabilities hereunder and other than for unpaid "Assumed Liabilities" under the RFI Agreement, none of which are subject to the $75,000 floor described below) under and pursuant to (A) this Agreement, (B) the RFI Agreement, and (C) the Disa Agreement exceed $75,000, and then only to the extent that the Seller Indemnified Losses exceed $75,000. Further, the Seller Indemnitors shall not have any liability with respect to Seller Indemnified Losses under this Agreement, the correlative provisions of the RFI Agreement, and the indemnification provisions of the Disa Agreement, in the aggregate, in excess of $4,450,000.

     5.7  Indemnification Procedures.   Should a claim for
Purchaser Indemnified Losses arise, the Purchaser Indemnitees shall give written notice thereof to each of Seller, RFI and Shareholder, and the Purchaser Indemnitees agree that they shall first request indemnification under this Article 5 from the Purchaser Indemnitors. The Purchaser Indemnitees shall not seek to recover any Purchaser Indemnified Losses from Shareholder unless and until (i) a Purchaser Indemnitor admits in writing that it is liable for any such Purchaser Indemnified Losses and the Purchaser Indemnitors fail to satisfy same within fifteen days thereof, (ii) a settlement has been reached among the Purchaser Indemnitees and a Purchaser Indemnitor and any amounts required to be paid pursuant to such settlement have not been satisfied by the Purchaser Indemnitors within fifteen days of any required payment date, or (iii) any arbitration award rendered in accordance with this Agreement shall have been rendered stating that a Purchaser Indemnitor is liable for all or any portion of the Purchaser Indemnified Losses and the Purchaser Indemnitors shall have failed to satisfy such arbitration award within fifteen days of the date of its issuance, and then only to the extent that the Purchaser Indemnitors shall not have satisfied such Purchaser Indemnified Losses. The Purchaser Indemnitees shall not have any obligation to first request indemnification from the Purchaser Indemnitors in the event that they are liquidated, dissolved or merged out of existence. Shareholder agrees that any notice, demand or request for indemnification timely served upon or delivered to a Purchaser Indemnitor shall for all purposes constitute a timely notice, demand or request for indemnification to Shareholder, and Shareholder acknowledges and agrees that any written admission of liability by a Purchaser Indemnitor, any settlement of a claim for indemnification with a Purchaser Indemnitor, or any arbitration award rendered holding a Purchaser Indemnitor liable for all or any part of the Purchaser Indemnified Losses shall be final and binding upon Shareholder and that Shareholder shall not be entitled, in any Forum or in any manner, to challenge the validity or finality of any such written admission or arbitration award. Notwithstanding the temporal limits set forth in Article 6, the period of time in which any Purchaser Indemnitee shall have to pursue Shareholder shall be extended by a period of time equal to the period of time between (i) the date the related claim for indemnification was made, and (ii) the date fifteen days after the date (x) upon which Seller admitted in writing its liability therefor, (y) after any payment is required to be made pursuant to the settlement of a claim for indemnification, or (z) upon which any arbitration award is rendered by the arbitrators with respect to all or any portion of the related claim for indemnification.

     5.8  Contractual Right of Offset.   Shareholder acknowledges
and agrees that any Purchaser Indemnitee shall have the right to offset against, or request that either or both of Purchaser and Parent offset against, the last payment due and payable on January 2, 1998 under and pursuant to that certain Management Agreement (the "Management Agreement"), of even date herewith, among Purchaser, Parent and Shareholder, the amount of any Purchaser Indemnified Losses or other amounts due as a result of Shareholder's indemnification obligations set forth in Paragraph 5.2(a), in an amount up to the $500,000 amount of such payments, for which an indemnification claim is made by a Purchaser Indemnitee on or before the sixth month anniversary after the Closing Date and which has not otherwise been fully satisfied (a "Six Month Unsatisfied Claim"). If the January 2, 1998 payment shall become due while any Six Month Unsatisfied Claim is unresolved and/or still subject to a pending litigation or arbitration proceeding, Purchaser's obligation to make the January 2, 1998 payment with respect to any amount in dispute shall be suspended (without constituting a default under or breach of this Agreement or the Management Agreement). Shareholder acknowledges and agrees that he shall not be entitled to object, and shall not object, to the validity or finality of any Purchaser Indemnified Loss for which offset is sought or taken hereunder or under the Management Agreement if the Six Month Unsatisfied Claim for any such Purchaser Indemnified Loss
(i) has not theretofor been disputed by any Purchaser Indemnitor,
(ii) any Purchaser Indemnitor has admitted in writing its liability therefor, (iii) has been settled in writing with any Purchaser Indemnitor, or (iv) has been finally determined by arbitration as evidenced by an arbitration award. If any such Purchaser Indemnified Loss is unpaid and offset is sought pursuant to the terms hereof, the amount of any such Purchaser Indemnified Loss shall bear interest at the rate of 8.75 percent annually, computed, (i) in the case of a third party claim from the date that a Purchaser Indemnitee pays or otherwise satisfies the Purchaser Indemnified Loss or (ii) in the case of other than a third party claim, from the date that Purchaser Indemnitee accrues the Purchaser Indemnified Loss on its books of account, in each case until the amount thereof shall have been satisfied in full, whether by offset or otherwise.


6.   SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS

     6.1 Survival. The representations and warranties of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by any party or its Representatives and the consummation of the transactions contemplated herein and shall continue in full force and effect for the periods specified below (the "Survival Period");

               (i) representations and warranties relating to the reporting, payment or liability for Taxes and the representations and warranties relating to or affecting the title of or to the Transferred Assets, and the related indemnification obligation, shall survive the closing of the transactions under this Agreement and the Closing Date indefinitely;

               (ii) all other representations and warranties hereunder, and the related indemnification obligations, shall be of no further force and effect after the expiration of four years from and after the Closing Date; and

               (iii) except as otherwise provided, all other covenants and agreements of the parties contained in this Agreement or in any document, instrument, agreement or other paper delivered pursuant hereto or in connection herewith shall survive indefinitely.

     Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve, and collect upon, a claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration; and provided, further, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

7.   POWER-OF-ATTORNEY

     7.1 Appointment of Agent. Seller, RFI and Shareholder, and each of them, hereby irrevocably constitute and appoint Joseph H. Robinson, Jr. ("Agent") as their agent and attorney-in-fact to modify, amend or otherwise change this Agreement or any of its terms or provisions (including modifications, amendments or changes subsequent to Closing), to take all actions and to execute all documents necessary or desirable to consummate the transactions contemplated by this Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, to give and receive consents and all notices hereunder, to negotiate and settle claims for indemnification under Article 5 hereof, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby. Seller, RFI and Shareholder, and each of them, agree that service of process upon Agent in any action or proceeding arising under or pertaining to this Agreement shall be deemed to be valid service of process upon Seller, RFI and Shareholder, and each of them, as appropriate, and any claim by Purchaser, Parent or any Purchaser Indemnitee against Seller, RFI and Shareholder, or any of them, in respect to this Agreement may be asserted against, and settled with, Agent. Agent shall be deemed to have accepted the appointment herein upon Agent's execution of this Agreement.

     7.2 Liability of Agent. Nothing contained herein shall be deemed to make Agent personally liable (in its capacity as Agent only, which shall in no way limit or impair Shareholder s liability hereunder) to Purchaser, Parent, Seller, RFI and Shareholder, or any of them, solely because of service in Agent's capacity as agent and attorney-in-fact. In performing any of Agent's duties hereunder, Agent shall not incur any liability to Purchaser, Parent, Seller, RFI and Shareholder, or any of them, for losses, damages, liabilities or expenses, except for his own willful default (except to the extent that Agent is otherwise liable for the same as Shareholder).

     7.3 Irrevocable; Binding on Successors, Etc.. It is expressly understood and agreed that this power of attorney and the agency created hereby is coupled with an interest of the respective parties hereto and shall be binding and enforceable on and against the respective heirs, personal representatives, successors and assigns of Seller, RFI and Shareholder, and each of them, and this power of attorney shall not be revoked or terminated by the death, disability, bankruptcy or incompetency of Seller, RFI and Shareholder, or any of them, but shall continue to be binding and enforceable by Agent, Purchaser, Parent and their respective successors and on and against the heirs, personal representatives, successors and assigns of Seller, RFI and Shareholder, and any of them, in the manner provided herein.

8.   MISCELLANEOUS

     8.1 Notices. (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and (i) delivered personally, or
(ii) sent by pre-paid, first class, certified or registered mail, return receipt requested, or (iii) by priority overnight national express courier service, or (iv) by facsimile transmission (followed by a hardcopy by U.S. mail or priority overnight delivery as aforesaid), to the intended recipient thereof at its address or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given
(i) immediately if delivered personally, (ii) three Business Days after mailing, (iii) the Business Day after delivery to a national express courier service, or (iv) if given by confirmed facsimile, immediately if received by recipient during its normal business hours on a Business Day or, if not, at the beginning of recipient's business on the next Business Day. In proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted (or that the envelope was delivered to the national express courier service), or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

     (i)  If to Purchaser     Intermet Corporation
          or Parent:          5445 Corporate Drive
                              Suite 200
                              Troy, Michigan  48098
                              Facsimile No.:  (810) 952-1512
                              Attn:  John Doddridge, Chairman & CEO

          With a copy to:     Kilpatrick & Cody
                              Suite 2800
                              1100 Peachtree Street
                              Atlanta, Georgia 30309-4530
                              Facsimile No.:  (404) 815-6555
                              Attn:  Rupert M. Barkoff, Esq.

     (ii) If to Seller, RFI or
          Shareholder:        c/o Robinson Foundry, Inc.
                              Robinson Road
                              P.O. Box 1235 (Mail Only)
                              Alexander City, Alabama  35010
                              Facsimile No.:  (205) 329-0503
                              Attn:  President

          With a copy to:     Burr & Forman
                              3100 SouthTrust Tower
                              420 North 20th Street

                              Birmingham, Alabama  35203
                              Facsimile No:  (205) 458-5100
                              Attn:  Samuel W. Oliver, Jr., Esq.
                                     David D. Dowd, III, Esq.

          (b) Any party may change the address or facsimile number to which notices, demands or other communications to such parties shall be given or made by giving notice thereof to the other parties hereto in the manner provided herein.

     8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     8.3 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

     8.4 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama, without regard to conflicts of laws principles.

     8.5 Dispute Resolution. (a) Any controversy, claim or dispute arising out of or in any way relating to this Agreement or its breach or the transactions contemplated hereby including without limitation any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration before and, unless otherwise provided herein, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").
Notwithstanding any provision of this Agreement relating to which state laws govern this Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act (9 U.S.C. Section 1 et seq.) and the federal common law of arbitration.

          (b) Judgment upon an arbitration award may be entered in any court having competent jurisdiction and shall be final, binding and non-appealable. The parties hereby waive to the fullest extent permitted by Law any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each shall be limited to the recovery of only the actual damages sustained.

          (c) The arbitration provisions of this Paragraph 8.5 are self-executing and shall remain in full force and effect after the expiration or termination of this Agreement. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise, notwithstanding such failure to appear. Unless otherwise agreed to in writing by the parties, such proceeding shall take place in Atlanta, Georgia. With respect to any dispute involving $100,000 or more, arbitration proceedings shall be conducted before three (3) neutral arbitrators. With respect to any dispute involving less than $100,000, arbitration proceedings shall be conducted by a single arbitrator in accordance with the Expedited Rules of the AAA.

          (d) The obligation herein to arbitrate shall not prevent any party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

     8.6 Successors and Assigns. No party may assign all or any part of its rights, duties or obligations under or pursuant to this Agreement. Except as otherwise provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

     8.7 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

     8.8 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

     8.9 Headings. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

     8.10 Number and Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

     8.11 Time of Performance.  Time is of the essence.

9.   CERTAIN DEFINITIONS; INDEX OF DEFINITIONS

     9.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings specified with respect thereto below (all terms used in this Agreement which are not defined in this Article 9 but defined elsewhere in this Agreement, shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

     "ADA" shall mean the Americans with Disabilities Act of 1990.

     "Action" shall mean any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract or agreement, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.

     "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Balance Sheet Liabilities" shall mean all liabilities that are required to be reflected in financial statements properly prepared in accordance with GAAP (excluding contingent liabilities other than those which meet the standards enunciated in Statement of Financial Accounting Standards No. 5, "Accounting For Contingencies").

     "Blue Sky Laws" shall mean all state securities and "blue sky" Laws regulating or governing the offer, offer for sale, issuance, or sale of securities.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in either Birmingham, Alabama, or Atlanta, Georgia, are required or authorized to be closed.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "Environmental Laws" shall mean all federal, state and local laws, including but not limited to all statutes, ordinances, rules, regulations, and common law, relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions and conditions of permits, licenses and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended, and all rules and regulations promulgated pursuant thereto.

     "Forum" shall mean any federal, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

     "GAAP" shall mean generally accepted accounting principles, consistently applied.

     "Government" shall mean any federal, state, local or municipal government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

     "Hazardous Material" shall mean any substance, material or waste designated as hazardous or toxic under any applicable Environmental Laws including, without limitation, petroleum and petroleum products, and any substance which is (i) designated as a "toxic pollutant" pursuant to the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1317; (ii) defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; or (iii) defined as a "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.

     "Hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "article", "paragraph", "Schedule", "Exhibit" and like references are to this Agreement unless otherwise specified.

     "IDB Lease" shall mean that certain Lease dated December 1, 1988, by and between The Industrial Development Board of the City of Alexander City, Alabama, as lessor, and Bodine-Robinson Co., predecessor corporation of Seller, as lessee, as recorded in the Probate Office of Tallapoosa County, Alabama on Fiche Card No. #051956 (the "Lease") as assigned to Seller (then known as HCR, Inc.) by Bodine-Robinson
Co. under that certain Assignment of Leasehold Interest and Assumption Agreement dated February 3, 1995 between Bodine-Robinson Co. and
Seller, as recorded on Card No. 0099750 in the Office of the Judge of Probate of Tallapoosa County, Alabama.

        "Known," "to the knowledge of," "to the best knowledge of," "aware" or words of similar import employed in this Agreement with reference to (i) Seller, shall be conclusively presumed to mean the actual knowledge of Shareholder, Tom Moore (Executive
Vice President of RFI), Dennis Wolny (Vice President of Sales & Marketing of RFI), Jim Koeppen (Vice President of Quality
Assurance and Technical Development of RFI), Jerry Carter (Vice President of Manufacturing of RFI), and Larry McGuire (Assistant Secretary of RFI), or any of them, and (ii) Purchaser or Parent, shall be conclusively presumed to mean the actual knowledge of the Chairman of the Board and Chief Executive Officer, and Vice President - Finance of Parent.

     "Law" shall mean all federal, state, local or municipal constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements, as in effect from time to time.

     "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Lost Foam Technology" shall mean all technology, processes, know-how, technical information, trade secrets, procedures and other intellectual property and proprietary information related to the casting process known variously in Seller's industry as "expendable pattern casting process," "evaporative pattern casting," or "lost foam casting."

     "Orders" shall mean all applicable orders, writs, judgments, decrees, rulings and awards of any court, tribunal, agency, administrative or governmental body.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association or organization, and a Government.

     "Representative" of a party shall mean such party's directors, officers, partners, employees, agents, accountants, lenders, lawyers, investment bankers, and other financial or professional advisors or consultants.

     "SEC" shall mean the Securities and Exchange Commission or any successor Person(s) having similar responsibilities.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated pursuant thereto.

     "Solid Waste" shall have the meaning as defined pursuant to the Federal Resource Conservation and Recovery Act, as amended,
42 U.S.C. Section 6901 et seq.

     9.2 Index to Definitions. The definitions for the following defined terms used in this Agreement can be found as follows:

     Defined Term           Paragraph or Section

AAA                                8.5
Agent                              7.1
Arbiter                            1.3(d)
Assigned Contracts                 1.1(g)
Assumed Liabilities                1.5(a)
Audited Balance Sheet              2.8
Audited Financial Statements       2.7
Bank                               4.5
Confidential Information           4.7
Closing                            1.10
Closing Date                       1.10
Company Indebtedness               4.5
Company Pension Plan               2.22(e)
Customer Furnished Items           2.13(d)
Disa Agreement                     5.6(a)(i)
ERISA Plan                         2.22(a)
Estimated Amount                   1.3(b)
Excluded Assets                    1.2
Firm Purchase Commitments          2.10
Internal Revenue Code              1.9
Inventories                        1.1(d)
Inventory Component                1.3(e)
Inventory Quantity Schedule        1.4
Leased Real Property               1.1(c)
License Agreement                  4.7
Lenders                            4.5
Losses                             5.6a)(i)
Management Agreement               5.8
Owned Real Property                1.1(a)
Parent                           Preamble
Parent Stock                       3.3
Permitted Exceptions               2.14(b)
Plan or Plans                      2.22(a)
Post-employment Benefits           2.22(f)
Products Liability Occurrence      2.11
Purchase Price                     1.3(a)
Purchaser                        Preamble
Purchaser Indemnified Losses       5.1

Purchaser Indemnitees              5.1
Purchaser Indemnitors              5.1
Real Property Improvements         2.14(f)
Real Property Leases               2.14(c)
Reference Date                     2.8
Related Parties                    2.25
RFI                              Preamble
RFI Agreement                      5.6a)(i)
SEC Reports                        3.4
Seller                           Preamble
Seller Furnished Items             2.13(c)
Seller Indemnified Losses          5.3
Seller Indemnitees                 5.3
Seller Indemnitors                 5.3
Seller's Business                Recitals
Shareholder                      Preamble
Significant Customers              2.18
Six Month Unsatisfied Claim        5.8
Survival Period                    6.1
Taxes                              2.20
Transferred Assets                 1.1
Unaudited Balance Sheet            2.7
Unaudited Financial Statements     2.7


      [Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                         PARENT:

                         INTERMET CORPORATION


                         By: /s/ John Doddridge
                              John Doddridge, Chairman and CEO


                         PURCHASER:

                         ALEXANDER CITY CASTING COMPANY, INC.


                         By: /s/ C. James Peterson
                              C. James Peterson, President


                         SELLER:

                         BODINE-ROBINSON, INC.


                         By: /s/ Joseph H. Robinson, Jr.
                              Joseph H. Robinson, Jr.
                              President


                         RFI:

                         ROBINSON FOUNDRY, INC.


                         By: /s/ Joseph H. Robinson, Jr.
                              Joseph H. Robinson, Jr.
                              President



         [Signatures Continued on Following Page]

         [Signatures Continued from Preceding Page]




                         SHAREHOLDER:


                         /s/ Joseph H. Robinson, Jr.
                         ___________________________(SEAL)
                         JOSEPH H. ROBINSON, JR.


                         AGENT:


                         /s/ Joseph H. Robinson, Jr.
                         ___________________________(SEAL)
                         JOSEPH H. ROBINSON, JR.
                         For purposes of accepting the
                         appointment as "Agent" pursuant to
                         Paragraph 7.1